 As filed with the Securities and Exchange Commission on October 6, 1999

                                                Registration No. 333-87161
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933

                                ---------------
                              GETTHERE.COM, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                               7372                            93-1184437
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)           Identification No.)

                           4045 Campbell Avenue

                       Menlo Park, California 94025
                                (650) 614-6300
  (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

                                ---------------
                                  GADI MAIER
                     President and Chief Executive Officer
                              GetThere.com, Inc.

                           4045 Campbell Avenue

                       Menlo Park, California 94025
                                (650) 614-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

              Scott C. Dettmer, Esq.                             Richard A. Fink, Esq.
               Bennett L. Yee, Esq.                              Timothy R. Curry, Esq.
             Jonathan J. Noble, Esq.                          Jonathan P. Shanberge, Esq.
               Steven P. Chen, Esq.                               J. Omar Mahmud, Esq.
              Robin J. Reilly, Esq.                           Patrick J. O'Loughlin, Esq.
             Gunderson Dettmer Stough                       Brobeck, Phleger & Harrison LLP
       Villeneuve Franklin & Hachigian, LLP                      Two Embarcadero Place
              155 Constitution Drive                                 2200 Geng Road
           Menlo Park, California 94025                     Palo Alto, California 94303-0913
                  (650) 321-2400                                     (650) 424-0160

                                ---------------

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the specific date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  -----------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             EXPLANATORY NOTE

  This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration fee............................................... $ 20,850
   NASD fee...........................................................    8,000
   Nasdaq National Market initial listing fee.........................   50,000
   Printing and engraving.............................................    *
   Legal fees and expenses of the Company.............................    *
   Accounting fees and expenses.......................................    *
   Directors and Officers Liability Insurance.........................    *
   Blue sky fees and expenses.........................................    5,000
   Transfer agent fees................................................   15,000
   Miscellaneous......................................................    *
                                                                       --------
     Total............................................................ $*
                                                                       ========

  -----------------------
  *To be filed by amendment.

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article Six of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and
Section 5.6 of the Amended and Restated Investor Rights Agreement contained in
Exhibit 4.1 hereto, indemnifying certain of the Company's stockholders, including controlling stockholders, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  Since August 1995 (inception), the Registrant has issued and sold the following securities:

  1. On August 7, 1995, the Registrant issued and sold an aggregate of 3,000,000 shares of our common stock to three founders of the Company for an aggregate purchase price of $3,000.

  2. On April 23, 1996, the Registrant issued and sold 3,529,516 shares of series A preferred stock for an aggregate purchase price of $4,000,000 to a group of investors under a stock purchase agreement. At a second closing on June 4, 1996, the Registrant issued and sold 176,475 shares of series A preferred stock for an aggregate purchase price of $199,999 to a group of investors under a stock purchase agreement.

  3. On April 23, 1996, the Registrant issued and sold 335,256 shares of common stock to the Contrarian Group for an aggregate purchase price of $33,526 (the value of services rendered).

  4. On May 1, 1996, the Registrant issued a warrant to purchase 17,647 shares of our series A preferred stock with an exercise price of $1.1333 per share to Comdisco, Inc. in consideration for Comdisco's performance under a Master Lease Agreement and Equipment Schedule dated April 2, 1996.

  5. On April 15, 1997 the Registrant issued two warrants to purchase a total of 30,120 shares of our series B preferred stock at an exercise price of $1.133 per share to Imperial Bank in consideration for its performance under a loan agreement.

  6. On April 18, 1997, the Registrant issued and sold 3,914,448 shares of series B preferred stock for an aggregate purchase price of $6,497,984 to a group of nine investors under a stock purchase agreement. Each of the nine investors was also granted a warrant to purchase series B preferred stock in an amount totalling 10% of the number of shares it purchased in the series B round at an exercise price of $1.66 per share. The total number of shares available for purchase in these warrants is 391,445.

  7. On February 20, 1998, the Registrant issued a warrant to purchase 28,916 shares of our series B preferred stock with an exercise price of $1.66 per share to Phoenix Leasing, Inc. in consideration for its performance under a loan agreement.

  8. On February 23, 1998, the Registrant issued a warrant to purchase 54,216 shares of our series B preferred stock with an exercise price of $1.66 per share to Comdisco, Inc. in consideration for its performance under several lease agreements.

  9. On May 14, 1998, the Registrant issued and sold 4,044,297 shares of our series C preferred stock for an aggregate purchase price of $20,727,022 to one investor under a stock purchase agreement. In addition, the Registrant granted a right to that investor to have the Registrant issue it a warrant for 807,698 shares of series C preferred stock at an exercise price of $0.01 per share for a purchase price of $4,139,452. At a subsequent closing on May 29, 1998, the Registrant issued and sold an additional 66,578 shares of our series C preferred stock for an aggregate purchase price of $341,212 to two investors under a stock purchase agreement.

  10. On June 7, 1999, the Registrant issued a warrant to purchase 16,407 shares of our series E preferred stock with an exercise price that will be equal to the price of preferred equity securities sold to investors in our next transaction. If the Registrant's next transaction did not close prior to September 30, 1999, the exercise price would be $10.00 per share. The warrant was issued to a real estate broker in consideration for the value of real estate services rendered.

  11. On June 29, 1999, the Registrant issued a warrant to purchase 19,500 shares of our series B preferred stock with an exercise price of 85% of the purchase price of securities offered in the Registrant's next round of financing or the price to the public in the Registrant's initial public offering. If neither of these events occur prior to November 12, 1999, then the exercise price shall be $5.125 per share. The warrant was issued to Comdisco, Inc. in consideration for their performance under several lease agreements.

  12. On July 15, 1999, the Registrant issued a convertible promissory note with a principal amount of $1,650,000 to Eastern Air Lines. This note is convertible at the option of the holder into shares of series E preferred stock at a price of $12.50 per share.

  13. On August 27, 1999 the Registrant issued and sold 500,000 shares of series C preferred stock for an aggregate purchase price of $2,562,500 to one investor under a stock admission agreement.

  14. Also on August 27, 1999, the Registrant issued a contingent warrant to purchase up to 1,650,000 shares of series C preferred stock with an exercise price of $5.125 per share to Northwest Airlines.

  15. On September 14, 1999, the Registrant issued and sold 1,375,423 shares of our series C preferred stock to two investors for an aggregate purchase price of $7,049,043 under stock purchase agreements.

  16. On September 14, 1999, the Registrant issued and sold 5,041,076 shares of our series E preferred stock and one share of series D3 preferred stock to a group of six investors for an aggregate purchase price of $63,013,463 under stock purchase agreements.

  17. On September 14, the Registrant issued a warrant to purchase 1,136,821 shares of series C preferred stock with an exercise price of $11.20 per share to Covia.

  18. On September 14, 1999, the Registrant issued two warrants to purchase a total of 1,460,046 shares of series E preferred stock to American Express. The exercise price for these shares ranges from $21.00 to $31.00. In addition, the Registrant issued a warrant to American Express to purchase a total of 375,000 common shares at a price of $16.50 per share.

  19. On September 14, 1999, the Registrant issued a warrant to purchase 500,000 shares of series E preferred stock with an exercise price of $12.50 per share to America West Airlines.

  20. On September 14, 1999, the Registrant issued a warrant to purchase 200,000 shares of series E preferred stock with an exercise price of $12.50 per share to Air Canada.

  21. As of September 12, 1999, the Registrant had granted options to purchase 9,493,798 shares of common stock to employees, consultants and other service providers of the Registrant under its 1996 Stock Plan, of which 3,814,600 shares have been exercised, assuming no exercise of stock options after July 31, 1999.

  The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

 Exhibit
   No.                Description
 -------              -----------
  1.1*   Form of Underwriting Agreement.
  2.1*   Agreement and Plan of Reorganization.

 Exhibit
   No.                                 Description
 -------                               -----------
  3.1*   Amended and Restated Certificate of Incorporation of the Registrant,
         to be filed after reincorporation of the Registrant into the state of
         Delaware.
  3.2*   Amended and Restated Certificate of Incorporation of the Registrant to
         be filed immediately prior to the offering.
  3.3    Current Articles of Incorporation of the Registrant's Predecessor
         Entity.
  3.4*   Amended and Restated Bylaws of the Registrant.
  4.1*   Amended and Restated Investors' Rights Agreement.
  4.2*   Specimen Certificate of the Registrant's common stock.
  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, counsel to the Registrant.
 10.1**  Form of Indemnification Agreement entered into between the Registrant and its directors and officers.
 10.2**  1996 Stock Incentive Plan (as amended and restated on February 16,
         1999).
 10.3**  1999 Stock Incentive Plan.
 10.4**  1999 Directors' Stock Option Plan.
 10.5**  1999 Employee Stock Purchase Plan.
 10.6**  Employment Agreement between Gadi Maier and the Registrant, dated
         January 11, 1999.
 10.7    Employment Agreement between Eric Sirkin and the Registrant, dated
         November 16, 1998.
 10.8**  Employment Agreement between Kenneth R. Pelowski and the Registrant, dated March 25, 1999.
 10.9**  Employment Agreement between Richard D.C. Whilden and the Registrant, dated March 1, 1999.
 10.10** Commercial Lease Agreement for facility at 445 Sherman Avenue, Palo
         Alto, California.
 10.11** Commercial Lease Agreements (as amended) for facilities at 451 Sherman
         Avenue, Palo Alto, California.
 10.12** Commercial Lease Agreement for facility at 453 Sherman Avenue, Palo
         Alto, California.
 10.13** Gross Lease and Amended Sublease for facility at 390 Cambridge Avenue,
         Palo Alto, California.
 10.14** Commercial Lease Agreement for facility at 4045 Campbell Avenue, Menlo
         Park, California.
 10.15** Commercial Lease Agreement for call center facility in Fort
         Lauderdale, Florida.
 10.16+  Services Agreement between United Airlines and the Registrant.
 10.17+  Subscriber Services Agreement between Apollo Galileo USA Partnership and the Registrant.
 10.18+  Web Services and Travel Agreement between American Express and the
         Registrant.
 10.19*  Amended and Restated Shareholders Agreement.
 10.20*  Standstill and Bring Along Agreement between American Express and the
         Registrant.
 10.21** Master Lease Agreement between Comdisco, Inc. and the Registrant.
 10.22** Master Equipment Lease between Phoenix Leasing, Inc. and the
         Registrant.
 10.23** General Security Agreement between Imperial Bank, Inc. and the
         Registrant.
 10.24** Form of Warrant issued to Comdisco, Inc. by the Registrant.
 10.25** Form of Warrant issued to Phoenix Leasing, Inc. by the Registrant.
 10.26** Form of Warrant issued to Imperial Bank, Inc. by the Registrant.
 10.27** Form of Warrant which may be issued to Covia LLC by the Registrant.
 10.28*  Form of Nonstatutory Stock Option Agreement issued to Covia by the
         Registrant.
 10.29*  Form of Warrant issued to Covia by the Registrant.
 10.30*  Form of Warrant issued to Northwest Airlines by the Registrant.
 10.31*  Form of Warrant issued to America West Airlines by the Registrant.

 Exhibit
   No.                                Description
 -------                              -----------
 10.32*  Form of Warrant issued to Air Canada by the Registrant.
 10.33*  Form of Warrant issued to American Express for 730,023 shares of preferred stock by the Registrant.
 10.34*  Form of Warrant issued to American Express for another 730,023 shares of preferred stock by the Registrant.
 10.35*  Form of Warrant issued to American Express for 375,000 shares of common stock by the Registrant.
 23.1**  Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.2*   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, counsel to the Registrant. Reference is made to Exhibit 5.1.
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule dated January 31, 1998 and January 31, 1999 .
 27.2**  Financial Data Schedule dated January 31, 1997.
 27.3**  Financial Data Schedule dated July 31, 1998 and July 31, 1999.

---------------------
*  To be filed by amendment.

** Previously filed.
+  Confidential treatment requested as to certain portions of these exhibits.

 (b) Financial Statement Schedule

  Schedule II--Valuations and Qualifying accounts.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 6th day of October, 1999.

                                          GETTHERE.COM, INC.

                                          By:       /s/ Gadi Maier
                                             __________________________________
                                                         Gadi Maier
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


            /s/ Gadi Maier             President, Chief Executive October 6, 1999
______________________________________  Officer and Director
              Gadi Maier                (Principal Executive
                                        Officer)

       /s/ Kenneth R. Pelowski         Chief Operating Officer    October 6, 1999
______________________________________  and Chief Financial
         Kenneth R. Pelowski            Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Chief Technical Officer    October 6, 1999
______________________________________  and Director
            Daniel Whaley

                  *                    Chairman of the Board      October 6, 1999
______________________________________
         Richard D.C. Whilden

                  *                    Director                   October 6, 1999
______________________________________
           Jeffrey D. Brody

                  *                    Director                   October 6, 1999
______________________________________
         William R. Hambrecht

                  *                    Director                   October 6, 1999
______________________________________
            John Ueberroth

                  *                    Director                   October 6, 1999
______________________________________
            Dale J. Vogel

*By:     /s/ Gadi Maier
  ________________________________

          Gadi Maier

*By:   /s/ Kenneth R. Pelowski
  ________________________________

      Kenneth R. Pelowski

                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  2.1*   Agreement and Plan of Reorganization.
  3.1*   Amended and Restated Certificate of Incorporation of the Registrant,
         to be filed after reincorporation of the Registrant into the state of
         Delaware.
  3.2*   Amended and Restated Certificate of Incorporation of the Registrant to
         be filed immediately prior to the offering.
  3.3    Current Articles of Incorporation of the Registrant's Predecessor
         Entity.
  3.4*   Amended and Restated Bylaws of the Registrant.
  4.1*   Amended and Restated Investors' Rights Agreement.
  4.2*   Specimen Certificate of the Registrant's common stock.
  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, counsel to the Registrant.
 10.1**  Form of Indemnification Agreement entered into between the Registrant and its directors and officers.
 10.2**  1996 Stock Incentive Plan (as amended and restated on February 16,
         1999).
 10.3**  1999 Stock Incentive Plan.
 10.4**  1999 Directors' Stock Option Plan.
 10.5**  1999 Employee Stock Purchase Plan.
 10.6**  Employment Agreement between Gadi Maier and the Registrant, dated
         January 11, 1999.
 10.7    Employment Agreement between Eric Sirkin and the Registrant, dated
         November 16, 1998.
 10.8**  Employment Agreement between Kenneth R. Pelowski and the Registrant, dated March 25, 1999.
 10.9**  Employment Agreement between Richard D.C. Whilden and the Registrant, dated March 1, 1999.
 10.10** Commercial Lease Agreement for facility at 445 Sherman Avenue, Palo
         Alto, California.
 10.11** Commercial Lease Agreements (as amended) for facilities at 451 Sherman
         Avenue, Palo Alto, California.
 10.12** Commercial Lease Agreement for facility at 453 Sherman Avenue, Palo
         Alto, California.
 10.13** Gross Lease and Amended Sublease for facility at 390 Cambridge Avenue,
         Palo Alto, California.
 10.14** Commercial Lease Agreement for facility at 4045 Campbell Avenue, Menlo
         Park, California.
 10.15** Commercial Lease Agreement for call center facility in Fort
         Lauderdale, Florida.
 10.16+  Services Agreement between United Airlines and the Registrant.
 10.17+  Subscriber Services Agreement between Apollo Galileo USA Partnership and the Registrant.
 10.18+  Web Services and Travel Agreement between American Express and the
         Registrant.
 10.19*  Amended and Restated Shareholders Agreement.
 10.20*  Standstill and Bring Along Agreement between American Express and the
         Registrant.
 10.21** Master Lease Agreement between Comdisco, Inc. and the Registrant.
 10.22** Master Equipment Lease between Phoenix Leasing, Inc. and the
         Registrant.
 10.23** General Security Agreement between Imperial Bank, Inc. and the
         Registrant.
 10.24** Form of Warrant issued to Comdisco, Inc. by the Registrant.

 Exhibit
   No.                                Description
 -------                              -----------
 10.25** Form of Warrant issued to Phoenix Leasing, Inc. by the Registrant.
 10.26** Form of Warrant issued to Imperial Bank, Inc. by the Registrant.
 10.27** Form of Warrant which may be issued to Covia LLC by the Registrant.
 10.28*  Form of Nonstatutory Stock Option Agreement issued to Covia by the
         Registrant.
 10.29*  Form of Warrant issued to Covia by the Registrant.
 10.30*  Form of Warrant issued to Northwest Airlines by the Registrant.
 10.31*  Form of Warrant issued to America West Airlines by the Registrant.
 10.32*  Form of Warrant issued to Air Canada by the Registrant.
 10.33*  Form of Warrant issued to American Express for 730,023 shares of preferred stock by the Registrant.
 10.34*  Form of Warrant issued to American Express for another 730,023 shares of preferred stock by the Registrant.
 10.35*  Form of Warrant issued to American Express for 375,000 shares of common stock by the Registrant.
 23.1**  Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.2*   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, counsel to the Registrant. Reference is made to Exhibit 5.1.
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule dated January 31, 1998 and January 31, 1999.
 27.2**  Financial Data Schedule dated January 31, 1997.
 27.3**  Financial Data Schedule dated July 31, 1998 and July 31, 1999.

---------------------
*  To be filed by amendment.

** Previously filed.

+  Confidential treatment requested as to certain portions of these exhibits.